Exhibit 99.1

Wolfspeed Announces $1.25 Billion Funded Secured Notes Led by Apollo Credit Funds

Investment Supports Domestic Capacity Expansion Plans

Durham, N.C., June 26, 2023 — Wolfspeed, Inc. (NYSE: WOLF), the global leader in silicon carbide technology, today announced a $1.25 billion secured note financing from an investment group led by Apollo (NYSE: APO), with an accordion feature for up to an additional $750 million.

The financing supports the company’s previously announced U.S. expansion efforts and is a significant step toward achieving the company’s $6.5 billion global capacity expansion plan. Execution of Wolfspeed’s U.S. growth plan will accelerate adoption of silicon carbide across a wide array of end markets and support meaningful job creation in US semiconductor manufacturing.

The 9.875% notes will mature in 2030 and are optionally prepayable by the company based on the terms of the indenture governing the notes. The investment was led by funds managed by Apollo’s ~$450 billion Credit business.

“The group’s commitment to Wolfspeed further validates the importance of silicon carbide to the global energy transition,” said Gregg Lowe, president and chief executive officer of Wolfspeed. “This important step in our financing provides significant capital to scale up near-term operations at our Mohawk Valley Fab and construction of our Siler City materials facility to help us capture the growing silicon carbide market opportunity. The financing positions Wolfspeed to continue to lead the growth of the industry and focus on the execution of our vertically integrated strategy to meet growing demand.”

“Our agreement with Apollo and its capital partners achieves our near-term funding targets while prioritizing our shareholders with a new, non-dilutive source of financing,” said Neill Reynolds, chief financial officer of Wolfspeed. “Apollo and its capital partners’ investment follows an extensive review of our business and demonstrates their conviction in our team, operating plan and trajectory.”

“Apollo is pleased to provide a dynamic and flexible credit solution to Wolfspeed as it significantly expands its silicon carbide manufacturing capacity. The company’s growth plan is designed to deliver critical silicon carbide products for a range of automotive and industrial uses, and support sustainability goals with market-leading technology,” said Joseph Jackson, Partner, Apollo Credit. “With the help of our capital partners, we have crafted a facility that can provide up to $2 billion to ramp the company’s expansion plans.”

Wells Fargo & Company (NYSE: WFC) and Morgan Stanley & Co. LLC served as financial advisors to Wolfspeed and Latham & Watkins LLP and Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. served as legal counsel to Wolfspeed. Paul, Weiss, Rifkind, Wharton & Garrison LLP served as legal counsel to the Apollo funds and the noteholder group. Apollo Capital Solutions provided capital markets and structuring advisory services on the transaction.

About Wolfspeed:

Wolfspeed (NYSE: WOLF) leads the market in the worldwide adoption of silicon carbide and GaN technologies. We provide industry-leading solutions for efficient energy consumption and a sustainable future. Wolfspeed’s product families include silicon carbide materials, power devices and RF devices targeted for various applications such as electric vehicles, fast charging, 5G, renewable energy and storage, and aerospace and defense. We unleash the power of possibilities through hard work, collaboration and a passion for innovation. Learn more at www.wolfspeed.com.

Twitter: @Wolfspeed

LinkedIn: @Wolfspeed

Wolfspeed® is a registered trademark of Wolfspeed, Inc.

Forward Looking Statements:

This press release contains forward-looking statements by Wolfspeed involving risks and uncertainties, both known and unknown, that may cause Wolfspeed’s actual results to differ materially from those indicated. Actual results may differ materially due to a number of factors, including risks associated with Wolfspeed’s expansion plans, including, among other things, design and construction delays and cost overruns, timing and amount of government incentives actually received, and delays or other difficulties in preparing for and ramping production; the continued pace of the transition to using Silicon Carbide devices in electric vehicles and other industrial uses; Wolfspeed’s ability to develop and design Silicon Carbide devices that will continue to improve performance in broad markets; the risk that Wolfspeed may be unable to manufacture its products with sufficiently low cost to offer them at competitive prices or with acceptable margins; the risk that demand for Silicon Carbide will not grow as Wolfspeed expects; the rapid development of new technology and competing products that may impair demand or render Wolfspeed’s products obsolete; and other factors discussed in Wolfspeed’s filings with the Securities and Exchange Commission, including its report on Form 10-K for the year ended June 26, 2022, and subsequent filings. For additional product and company information, please refer to www.wolfspeed.com.

Media Relations Contact:

Melinda Walker

Director, Corporate Communications

818-261-4585

Media@wolfspeed.com

Investor Relations Contact:

Tyler Gronbach

VP, External Affairs

919-407-4820

investorrelations@wolfspeed.com

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